Exhibit F-1




                                                  January 4, 1999



United States Securities
  and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re: Interstate Energy Corporation (the "Company"), et al. - Statement on Form U-1, as Amended - File No. 70-9395


Dear Ladies and Gentlemen:

         I refer to the Statement on Form U-1, as amended, in the above-referenced proceeding (the "Application") and to the order of the Commission dated December 22, 1998 approving said Application. I am furnishing this opinion with respect to the transactions described therein, which relate to the acquisition by Whiting Petroleum Corporation ("Whiting"), an indirect subsidiary of the Company, of all of the issued and outstanding common stock of Golden Gas Production Company ("Golden Gas"), an unaffiliated company, in exchange for common stock issued by the Company (the "Transaction"). The Transaction was consummated on December 29, 1998, and, as a result thereof, Golden Gas is now an indirect wholly-owned subsidiary of the Company. In exchange for the shares of common stock of Golden Gas acquired, the Company issued 260,039 shares of its common stock, par value $.01 per share.

         Based on the foregoing, I am of the opinion that:

                  (a) all state laws applicable to the proposed Transaction have been complied with;

                  (b) the Company is (i) validly organized and duly existing, and (ii) the shares of common stock of the Company issued in exchange for the outstanding common stock of Golden Gas were validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and the holder or holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Company's articles of incorporation;

                  (c) the Company and Whiting have legally acquired the outstanding common stock of Golden Gas; and

                  (d) the consummation of the proposed Transaction did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

         I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to the Company and Whiting in connection with the proposed Transaction. I express no opinion with respect to the laws of any other State or jurisdiction.

         I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.

                                                     Very truly yours,


                                                     /s/ Steven R. Suleski